THIS EMPLOYMENT CONTRACT (hereinafter referred to as the "Agreement") is dated June 1st, 2008 (the "Effective Date"), by and between PRWT SERVICES, INC., a Pennsylvania corporation with its principal offices at 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103 (hereinafter referred to as "PRWT"), and Jerry L. Johnson, an individual residing at 1075 Green Valley Road, Bryn Mawr, Pennsylvania, 19010 (hereinafter referred to as "Johnson").

WITNESSETH:

WHEREAS, PRWT desires to employ Johnson upon the terms and conditions set forth in this Agreement; and

WHEREAS, Johnson desires to accept his appointment as a member of the executive leadership team of PRWT upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment

a) Employment

PRWT hereby agrees to employ Johnson, and Johnson hereby accepts employment by PRWT, upon the terms and conditions set forth in this Agreement. Johnson shall be deemed to be an employee at will.

b) Title

Johnson shall be employed as Vice Chairman of PRWT and shall report to Willie F. Johnson, Chairman of the Board of Directors of PRWT, (hereinafter referred to as the "Chairman"). Johnson shall perform such duties and have such responsibilities as shall be assigned or delegated to Johnson by the Chairman, including but not limited to the duties and responsibilities set forth in Exhibit A attached hereto and incorporated herein by this reference.

c) Exclusive Employment

Johnson's employment hereunder shall be exclusive. Johnson shall devote his full business time, attention, skill and best efforts to the business and affairs of PRWT. The foregoing notwithstanding, nothing in this Agreement shall prevent Johnson from serving on for-profit or non-profit boards of directors, provided said companies do not compete with PRWT or its subsidiaries, or continuing to serve as the principal owner of Axum Partners, a consulting firm that does work for PRWT, subject to the limitations set forth in Section 6(g) hereof.

2. Term

The term of this Agreement shall commence as of the Effective Date and shall continue for a period of three (3) years, until the close of business on May 31, 2011 (hereinafter referred to as the "Term"); provided that unless PRWT gives Johnson at least sixty (60) days written notice before the end of the Term of its intent to terminate this Agreement, this Agreement shall continue in full force and effect for two (2) additional one year terms, beginning June 1, 2011 (hereinafter referred to as the "Extended Term"). PRWT retains the right to terminate this Agreement at the end of the first year of the Extended Term by giving Johnson sixty (60) days written notice before the end of the first year of the Extended Term. Upon termination of this Agreement in accordance with this Section 2, PRWT shall have no further obligations to Johnson other than as set forth in Section 5(d) of this Agreement. Further, if this Agreement is not terminated at the end of the initial three (3) year term, or the first year of the Extended Term, if this Agreement has been renewed, then this Agreement shall terminate as of May 31, 2013 without any further action required by PRWT. For purposes of this Agreement, all references to Term shall be read to include the Extended Term, where appropriate.

3. Compensation

a) Salary

As compensation for the duties and responsibilities performed during the Term PRWT shall pay to Johnson an annual salary of Four Hundred and Fifty Thousand Dollars ($450,000.00) (hereinafter referred to as the "Base Salary"), payable in accordance with the standard payroll payment practices of PRWT, but no less frequently than monthly.

b) Performance Review

Johnson's performance hereunder shall be reviewed annually by the Chairman and the Executive Compensation Committee (hereinafter referred to as the "Committee") of the Board of Directors of PRWT (hereinafter referred to as the "Board"), based upon performance standards established to evaluate the duties and responsibilities assigned to Johnson by the Chairman, including those identified in Exhibit A and any future amendments thereto. Based upon each annual performance review: (i) Johnson's Base Salary may be adjusted, (ii) Johnson shall be eligible to receive an annual performance-based bonus of up to 100% of his then Base Salary; and (iii) if in the discretion of the Chairman with the approval of the Committee and the Board, it is warranted, Johnson may be awarded additional compensation beyond an increase in his Base Pay and any annual performance bonus awarded. The amount of any adjustments or payments pursuant to this Section 3(b), if any, shall be based on the recommendation of the Chairman with the approval of the Committee and the Board. Any payments to Johnson pursuant to this section 3(b) shall be payable in accordance with the standard bonus payment practices of PRWT.

c) Signing Bonus and Equity

In recognition of the years that Johnson has served as a business advisor to PRWT and the knowledge and insight he brings to PRWT as a member of its Executive leadership team, as PRWT explores its options for the future, PRWT shall provide to Johnson:

(i) A signing bonus in the amount of One Million Dollars ($1,000,000.00), payable Five Hundred Thousand Dollars ($500,000.00) within ninety (90) days after the Effective Date (hereinafter referred to as the "Anniversary Date") and Two Hundred Fifty Thousand Dollars ($250,000.00) payable on each Anniversary Date in 2009 and 2010; and

(ii) Three Percent (3%) of the outstanding shares of Common Stock of PRWT (hereinafter referred to as the "Stock"); provided that the percentage of Stock allocated to Johnson herein will be impacted by the implementation of the PRWT Stock Incentive Plan referred to in subsection (d) hereof and/or the award of Stock to other PRWT executives, but in no event will the distribution of any such Stock impact Johnson differently than it will current holders of the Stock. Notwithstanding the Stock Incentive Plan and Johnson's right to participate in it, Johnson may receive up to an additional two percent (2%) of the Stock, if, in the discretion of the Chairman with the approval of the Committee and the Board, Johnson's performance warrants compensation in addition to the compensation and equity set forth in Sections 3(a), (b), (c) (i) and c (ii) of this Agreement. Any award of such additional Stock shall be at the sole discretion of the Chairman, the Committee and the Board.

d) Stock Incentive Plan

Johnson shall be eligible to participate in PRWT's Stock Incentive Plan (hereinafter referred to as the "Stock Plan"). PRWT's Stock Plan currently is being completed by PRWT's Senior Vice President for Human Resources under the direction of the Chairman. Once the Stock Plan is completed and approved by the Board, a copy shall be delivered to Johnson.

4. Benefits and Expenses

a) Benefits

During the Term and subject to eligibility, Johnson shall be entitled to receive or participate in such 401(k), life insurance, hospitalization, major medical, dental, deferred compensation, disability and other employee benefit plans that

PRWT may have or establish in its sole and absolute discretion, and which are offered to other personnel in the same or comparable positions as Johnson.

b) Expenses

PRWT shall reimburse Johnson for all reasonable and necessary expenses incurred by Johnson in connection with the performance of Johnson's duties and responsibilities hereunder, consistent with the expense reimbursement policies in effect for PRWT executives.

c) Vacation

Johnson's annual vacation days shall parallel the vacation days awarded to all senior level PRWT executives in accordance with the PRWT vacation policy in effect from time to time.

d) Pyramid Club

PRWT hereby agrees to reimburse Johnson for his annual membership dues to the Pyramid Club of Philadelphia.

e) Parking

PRWT shall provide Johnson with monthly valet parking in the underground parking facility at 1835 Market Street, subject to availability, or another equivalent parking facility.

5. Termination

a) Termination by PRWT

(i) Notwithstanding anything contained in this Agreement, PRWT has the right at any time during the Term to terminate this Agreement and Johnson's employment hereunder with or without cause, upon sixty (60) days advance written notice to Johnson.

(ii) If PRWT terminates this Agreement and Johnson's employment hereunder without cause, then PRWT agrees to pay Johnson an amount that shall be equal to the total amount that would have resulted from the continuance of Johnson's then Base Salary for the period commencing on the date of such termination and continuing to the end of the then current Term (hereinafter referred to as the "Severance Period"), provided that any such termination shall have no impact on the signing bonus or initial award of Stock Johnson is entitled to receive pursuant to Section 3(c) of this Agreement:

(iii) During the Severance Period Johnson also shall receive and PRWT agrees to maintain in full force and affect all benefit programs which Johnson was participating in immediately prior to his date of termination, provided that Johnson's continued participation is possible under the general terms and provisions of each specific benefit program.

(iv) The payments and benefits provided to Johnson pursuant to Sections 5(a) (ii) and (iii) of this Agreement shall satisfy and be in full and final settlement of all obligations of PRWT to Johnson upon termination of this Agreement by PRWT. The payment and award of these benefits shall be conditioned upon the delivery by Johnson to PRWT in writing of a general release in form and substance satisfactory to PRWT releasing PRWT from all liability of PRWT to Johnson.

b) Termination by Johnson

Johnson shall have the right to terminate this Agreement and Johnson's employment hereunder at any time during the Term upon thirty (30) days advance written notice to PRWT.

c) Automatic Termination

This Agreement and Johnson's employment hereunder shall automatically terminate upon the death or total disability of Johnson. Total disability shall be defined as the inability of Johnson to perform his material and substantial duties hereunder by reason of mental or physical illness, injury, disease, or other incapacity and such condition shall continue for a period of 180 days. In the event of total disability, PRWT shall pay to Johnson an amount equal to Johnson's Severance Payment less all disability payments paid to Johnson in accordance with the terms and condition of any total disability program then maintained by PRWT.

d) Termination without Payment

If this Agreement is terminated pursuant to Section 5(a) (i) for cause, Section 5(b) or Section 5(c) in the event of death, PRWT shall have no further obligation to Johnson except for any payments remaining due pursuant to Section 3 (c) of this Agreement and any salary, benefits, and other compensation accrued up to the date of such termination and unpaid at the date of such termination. Events constituting cause shall include but not be limited to (A) Johnson's failure to perform consistently with the duties and responsibilities assigned to Johnson by the Chairman and/or as set forth in Exhibit A, (B) conduct amounting to fraud, dishonesty, negligence or willful misconduct, including insubordination, (C) excessive absences from work, (D) excessive use or abuse of drugs, alcohol or other toxic substances, (E) any misappropriation or embezzlement of

the property of PRWT and (F) a breach of any one or more of the terms and conditions of this Agreement.

6. Confidentiality, Non-Competition and Non-Solicitation

a) Confidentiality

All Confidential Information and Trade Secrets (hereinafter together referred to as "Proprietary Information") received or developed by Johnson during the Term from PRWT is confidential to PRWT and will remain PRWT's property exclusively. Except as necessary to perform Johnson's duties for PRWT, Johnson will hold all Proprietary Information, in strict confidence, and will not use, reproduce, disclose or otherwise distribute said Proprietary Information, or any materials containing them, and will take those actions reasonably necessary to protect any Proprietary Information.

b) Restrictions

Johnson's responsibility to protect the Trade Secrets of PRWT will continue indefinitely after the termination of his employment for any reason. Johnson's responsibility to protect the Confidential Information of PRWT will cease two (2) years from the date Johnson's employment with PRWT terminates for any reason.

c) Trade Secret

"Trade Secret" shall mean information, including, but not limited to, technical and non-technical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, lists of actual or potential customers and suppliers, research, development, business processes or procedures, existing and future products and services, and employees of PRWT which (A) create independent economic value, actual or potential, from not being generally known to, and not being easily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (B) are the subject of PRWT's efforts that are reasonable under the circumstances to maintain secrecy or as otherwise defined by applicable state law.

d) Confidential Information

Confidential information shall mean any and all knowledge, information, data, business processes, methods or plans (other than Trade Secrets) which are now or at any time in the future will be developed, used or employed by PRWT, which are treated as confidential by PRWT and not generally disclosed by PRWT to the public, and which relate to the business or financial affairs of PRWT, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

e) Employee Non-solicitation

During the Term and for two (2) years after termination of Johnson's employment by PRWT for any reason, Johnson will not, either directly or indirectly, on his behalf or on behalf of others, solicit for employment or hire, or attempt to solicit for employment or hire, or to enter into any business relationship with any employee of PRWT, any referral source, independent contractor or consultant with whom Johnson had contact in the course of his employment by PRWT.

f) Customer Non-solicitation

During the Term and for two (2) years after termination of Johnson's employment by PRWT for any reason, Johnson shall not directly or indirectly, for himself or for any person, firm or employer, divert, interfere with, disturb, or take away, or attempt to divert, interfere with, disturb, or take away, the patronage of any customer of PRWT with which Johnson had contact during the Term.

g) Non-competition, Conflicts

Johnson shall not, so long as employed by PRWT, engage in "Competition" with PRWT or accept compensation in any form from any consultant, advisor, vendor or individual or business of any nature who has or is providing services or products of any nature to PRWT or any of its subsidiaries with or without compensation. It is hereby agreed that upon the completion of all work currently being performed by Axum Partners for PRWT or any of its subsidiaries, that Axum Partners shall not be retained to provide services to PRWT or any of its subsidiaries during the period of Johnson's employment with PRWT. Competition by Johnson shall mean Johnson's engaging in, or otherwise directly or indirectly being employed by, or acting as a consultant to, or being a director, officer, employee, principal, agent, stockholder, member, owner, partner, or in any other capacity, or permitting Johnson's name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of PRWT.

For a period of two (2) years following the termination of Johnson's employment by PRWT for any reason, Johnson shall not engage in competition, as defined above, with PRWT within any county where PRWT or any of its subsidiaries had sold, or contemplated selling its products or services during Johnson's employment.

h) Remedies

Johnson acknowledges and agrees that the duties and responsibilities Johnson shall assume at PRWT are of a special and unique character, which gives this Agreement a peculiar value to PRWT, the loss or breach of which cannot be reasonably or adequately compensated for by damages in an action at law. Johnson agrees that the restrictions contained in this Section 6 are reasonable and

necessary in order to protect the legitimate interests of PRWT and that any breach or threatened breach thereof would result in immediate and irreparable injury to PRWT. Consequently, Johnson acknowledges and agrees that, in the event of any breach or threatened breach thereof, PRWT shall be authorized and entitled to obtain, from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief (without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security), an equitable accounting of all profits and benefits arising out of such breach or threatened breach, as well as all losses, damages, costs and expenses, including, without limitation, actual attorneys fees and costs incurred by PRWT in any claim and/or litigation, suit or arbitration, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which PRWT may be entitled at law or in equity. In the event that this Section 6 is held to be in any respect an unreasonable restriction upon Johnson, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary to render this Section 6 enforceable. The provisions of this Section 6 are independent covenants which shall be enforceable by PRWT notwithstanding any breach or violation of this Agreement by PRWT and all such provisions shall survive termination of this Agreement.

7. Governing Law and Arbitration

This Agreement and all amendments, modifications, authorizations or supplements hereto, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules.
Except for equitable relief, any disputes arising in connection with this Agreement shall be resolved by arbitration administered by the American Arbitration Association under its commercial Arbitration Rules in the City of Philadelphia, Pennsylvania. The determination and award of the arbitrators shall be conclusive and final upon the parties to the arbitration and judgment upon the same may be entered in any court having jurisdiction thereof. Except for any filing fee, which shall be borne solely by the party initiating any such arbitration, the administrative expenses of arbitration shall be borne equally by both parties to the arbitration. All other costs and expenses of the arbitration incurred by a party including, without limitation, attorneys' fees and costs, shall be borne solely and exclusively by the party incurring such cost or expense.

8. Prior Employment; Indemnification

Johnson represents and warrants that he is not a party to any other employment agreement or covenant not to compete or other limitation or restriction on employment, and that Johnson's acceptance of employment with PRWT has not breached, and the performance of Johnson's duties and responsibilities hereunder will not breach, any duty owed by Johnson to any prior employer or other person, firm, or entity. Johnson agrees to defend, indemnify and hold harmless PRWT from all losses, damages, costs and expenses including, without limitation, attorneys' fees, which PRWT may

sustain arising out of or from, in connection with or in any way related to Johnson's breach of this representation and warranty.

9. Notices

Any and all notices or other communications required or permitted hereunder shall be in writing and either delivered personally to the addressee, telexed or telecopied to the addressee, or mailed, registered or certified mail, return receipt requested, or express mail, postage prepaid, and shall be deemed to have been duly given on the day when so delivered personally, telexed or telecopied, or, if by certified or registered mail, four (4) days after the date of mailing, or, if by express mail, two (2) days after the date of mailing, as follows:

If to PRWT, to:

PRWT Services, Inc.
1835 Market Street
Suite 800
Philadelphia, PA 19103

Attention: Willie F. Johnson, Chairman

With a copy to: George R. Burrell, Esquire
General Counsel

If to Johnson, to:

Jerry L. Johnson
1075 Green Valley Road
Bryn Mawr, PA 19010

10. Miscellaneous

a) Assignment

This Agreement may not be assigned by either PRWT or Johnson without the prior written consent of the other party.

b) Waiver

The waiver by one party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

c) Amendment

This Agreement may not be modified, amended, supplemented, or terminated except by a written instrument executed by the parties hereto.

d) Return of Property

At PRWT's request or on termination of Johnson's employment with PRWT for any reason, Johnson will deliver promptly to PRWT all property of PRWT in his possession or control, including, without limitation, all Proprietary Information.

e) Severability

Each of the terms and conditions contained in this Agreement shall be deemed separate, severable and independent and in the event that any term or condition contained herein shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other term or condition of this Agreement. If a court of competent jurisdiction shall determine that any term or condition contained in this Agreement, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

f) Captions and Section Headings

Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

g) Entire Agreement

This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect.

h) Counterparts

This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

IN WITNESS WHEREOF, PRWT and Johnson have each executed and delivered this Agreement, as of the date first shown above.

PRWT Services, Inc.

By:

Title:

Chairman

Jerry L. Johnson

EXHIBIT A

The Vice Chairman of PRWT Services, Inc. (PRWT) shall be a full time employee of PRWT and serve as a member of its Board of Directors (the "Board"). He shall report to the Chairman of the Board and work with the Chairman and the President of PRWT to provide leadership and strategic direction to the company.

In addition to the duties, responsibilities and tasks assigned to the Vice Chairman by the Chairman, he shall have the following specific duties and responsibilities:

1. The Vice Chairman shall have primary responsibility for PRWT'S merger and acquisition activities, including the evaluation of and recommendations with respect to any transaction. As part of PRWT'S merger and acquisition considerations the Vice Chairman will work with PRWT'S Chief Financial Officer.

2. The Vice Chairman shall have responsibility for integrating PRWT'S business plans across its business units, including BPO, facilities management, pharmaceuticals and distribution. The office of the Vice Chairman will review all business, operation, finance and governance plans for the holding company and the business units to insure adherence to the core values of PRWT and the goals of the organization.

3. The Vice Chairman shall be responsible for the professional development of PRWT'S executives and managers. His office shall oversee the implementation of executive development and leadership training programs. The Vice Chairman shall be guided by PRWT'S intent to have its executives and managers conduct the business and affairs of the company consistent with the behavior and mandates of publically owned companies.

4. The Vice Chairman will work with the Senior Vice President for Communications and the Chief Information Officer of PRWT to develop an effective communication and information sharing system for the holding company and the operating companies. The program should improve the company's ability to communicate internally and externally about PRWT'S plans for the future, its priorities and how well the company is performing in pursuit of its goals and objectives. The important audiences and stakeholders for PRWT'S communication plan include but are not limited to customers, suppliers, investors, executives, officers, shareholders and directors.